Exhibit 99.1

MIAMI, Aug. 21, 2012 /PRNewswire/ -- Benihana Inc. (previously traded as NASDAQ: BNHN) ("Benihana" or the "Company"), operator of the nation's largest chain of Japanese theme and sushi restaurants, today announced the completion of its acquisition by funds advised by the Private Equity Group of Angelo, Gordon & Co. ("Angelo Gordon").  Earlier today, Benihana's public company stockholders met and overwhelmingly approved the transaction.  Each outstanding share of Benihana common stock was acquired for $16.30 per share in cash, valuing the acquisition at approximately $295 million.  The Company is now a privately-held company and will no longer be listed on the NASDAQ national market.

Richard Stockinger, Benihana's President and Chief Executive Officer, said, "We are extremely pleased that our stockholders approved the acquisition at a compelling cash price per share.  The Benihana management team is excited to have access to the substantial resources of Angelo Gordon as we work to build on the recent successes of our three brands.  We are energized by our plans to accelerate new unit growth, enabling us to take the outstanding food and unique dining experience of our Benihana Teppanyaki, RA Sushi and Haru concepts to more and more guests."

"The iconic nature of the Benihana brand and the excellent positioning of RA Sushi and Haru in the expanding Japanese cuisine and sushi categories are what interested us in the Company," said Richard Leonard, a Managing Director at Angelo Gordon.  "Richard Stockinger and the management team have led an impressive turnaround in all areas of the Company in the last three years, and we believe the brands are now well prepared for substantial unit growth.  We hope that developers across the country will consider the drawing power of the new prototype Benihana restaurant or the key demographic appeal of the vibrant RA Sushi environment.  We also expect that the modern Japanese cuisine and urban-centric atmosphere of Haru has growth potential in major metropolitan markets outside of its current footprint in New York City and Boston."

About Benihana
Headquartered in Miami, Benihana is the nation's leading operator of Japanese theme and sushi restaurants with 95 restaurants nationwide, including 62 Benihana restaurants, 25 RA Sushi restaurants and eight Haru sushi restaurants.  In addition, 16 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean.  To learn more about Benihana and its three restaurant concepts, please view the corporate video at http://www.benihana.com/about/video.

About Angelo Gordon
Angelo, Gordon & Co. L.P. is a privately held limited partnership founded in November 1988, and currently manages approximately $24 billion.  The Firm's investment focus centers around three core competencies – credit, real estate and private equity – and manages capital across five principal areas: (i) distressed debt and leveraged loans, (ii) real estate equity and debt, (iii) residential and commercial mortgage-backed and asset-backed securities, (iv) private equity, and (v) multi-strategy.  Angelo Gordon has over 260 employees (100 of whom are investment professionals) and is headquartered in New York, with associated offices in Chicago, Los Angeles, Washington, D.C., London, Amsterdam, Hong Kong, Seoul, Shanghai, Tokyo and Sydney.  For more information, visit www.angelogordon.com.

CONTACT:
Jeremy Fielding
Kekst and Company
(212) 521 4800